Exhibit 99.1.

           MARATHON SAKHALIN LIMITED AND SHELL SAKHALIN HOLDINGS B.V.
                           COMPLETE EXCHANGE AGREEMENT

HOUSTON, DECEMBER 6, 2000 -- Marathon Sakhalin Limited ('Marathon') and Shell Sakhalin Holdings B.V. ('Shell') today announced completion of the exchange agreement that was signed in October 2000, relating to the transfer of Marathon's 37.5 per cent interest in Sakhalin Energy Investment Company Ltd. ('Sakhalin Energy') to Shell.

In exchange for this, Marathon has acquired:

- Shell UK Limited's 28 per cent interest in the BP-operated Foinaven field, located in the Atlantic Margin west of the Shetland Islands in the UK
- all of Shell UK Limited's interests in discoveries and prospects on license areas adjacent to the Foinaven field
- a 3.5 per cent overriding royalty, payable from Shell's working interest, on 100 percent of the production from an eight block area in the Gulf of Mexico, which includes the producing Ursa field and the recently announced Princess discovery

In addition, Marathon has been reimbursed for its expenditures on the Sakhalin project for the year 2000.

The remaining shareholders in Sakhalin Energy have entered into a revised Shareholder Agreement that will govern the future operations of Sakhalin Energy. Under the new Shareholder Agreement, Sakhalin Energy will act as an integrated operator, with Shell providing both upstream and LNG services to the venture.

Dave Golder, Marathon's senior vice president for Commercialization and Development said: "Sakhalin is without doubt a world-class project. For Marathon it was the right project, but at the wrong time. High levels of capital investment for several more years without significant near to mid-term returns, simply didn't fit our strategic needs. However, the experience we take with us from the Sakhalin project will be important for Marathon's future international success, an area that we see providing much of our long-term growth. As we move ahead, we're certainly not averse to doing business in Russia and, with the right opportunity, we would be happy to return."

Marathon Sakhalin Limited is a subsidiary of Marathon Oil Company, which is part of the USX-Marathon Group (NYSE:MRO), a unit of USX.

Notes for Editors:

- Sakhalin Energy Investment Company Ltd. was established in April 1994 to carry out the implementation and development of the Sakhalin II Project - Russia's first project to be realised under the terms of a Production Sharing Agreement (PSA).
- The project covers two fields, Piltun-Astokhskoye, primarily an oil field, and Lunskoye which is primarily a gas field.
- Under the Agreement, entered into by the Sakhalin Oblast, the Russian Federation and Sakhalin Energy in 1994, direct investment in the Project will amount to about $10 billion.
- First oil was produced in July 1999, from the Piltun-Astokhskoye (PA) field, with the first export of crude in September 1999.
- The project will now move to gas field development and LNG plant construction phase, once gas sales agreements are in place.